GoDaddy Prices $800 Million Offering of Senior Notes
SCOTTSDALE, AZ, February 22, 2021 – GoDaddy Inc. (NYSE: GDDY) (“GoDaddy”) today announced the pricing of an offering of $800 million aggregate principal amount of 3.500% senior notes due 2029 (the “Notes”) issued by its subsidiaries, Go Daddy Operating Company LLC and GD Finance Co, Inc. (the “Issuers”). The Notes are being offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on February 25, 2021, subject to the satisfaction of customary closing conditions. Interest on the Notes will be payable in cash semi-annually in arrears, beginning on September 1, 2021.
The Notes will mature on March 1, 2029, unless earlier repurchased or redeemed. The Notes will be guaranteed by the same entities that guarantee obligations under the Issuers’ existing credit facility, including Desert Newco, LLC and certain subsidiaries of the Issuers. Holders may require the Issuers to repurchase their Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.
Prior to March 1, 2024, the Issuers may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any. On or after March 1, 2024, the Issuers may redeem the Notes, in whole or in part, at specified prices that decline over time, plus accrued and unpaid interest, if any. In addition, the Issuers may use the net cash proceeds of one or more equity offerings to redeem up to 40% of the aggregate principal amount of Notes prior to March 1, 2024 at a price equal to 103.500% of the principal amount thereof plus accrued and unpaid interest, if any.
GoDaddy intends to use the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions and strategic transactions.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Forward-Looking Statements
Certain statements in this announcement, including statements regarding the closing of the offering of Notes and GoDaddy’s intended use for the proceeds of the offering, are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements, including those factors set forth in GoDaddy’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in GoDaddy’s forward-looking statements. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this announcement, and GoDaddy disclaims any obligation to update information contained in these forward-looking statements.
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